UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2025

ALTERNUS CLEAN ENERGY, INC.

(Exact name of registrant as specified in charter)

Delaware	001-41306	87-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 State Street, Suite 4000

New York, NY 10004

(Address of principal executive offices) (Zip Code)

(212) 739-0727

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALCE	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 30, 2025, Alternus Clean Energy, Inc., a Delaware corporation (the “Company”) received a letter (the “Minimum Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(2) which requires listed companies to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Minimum Bid Price Requirement. However, pursuant to Listing Rule 5810(c)(3)(A)(iv) the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) because the Company has effected a reverse stock split over the prior one-year period or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one.

The Staff directed the Company to provide the Nasdaq Hearings Panel (the “Panel”) with information on the Company’s plan for compliance with the Minimum Bid Price Requirement and advised that the Panel will consider the submission in their decision regarding the Company’s continued listing on The Nasdaq Capital Market. The Company intends to present its views with respect to this additional deficiency to the Panel in writing no later than February 6, 2025

Item 8.01 Other Events.

As previously disclosed, on November 8, 2024, the Company received a letter (the “MVLS Letter” and together with the Minimum Bid Price Deficiency Letter, the “Deficiency Letters”) from the Staff of Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires the market value of the Company’s listed securities to be more than $35 million for the previous 30 consecutive business days (the “MVLS Rule”), nor is it in compliance with either of the alternative listing standards, to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing or net income of $500,000 from continuing operations in the most recently completed fiscal year, or in two of the three most recently completed fiscal years.

As previously disclosed, the Company timely appealed the determination of the Staff to delist the Company’s securities from Nasdaq, and is currently pending decision of the Panel to the hearing which was conducted on January 9, 2025. At the hearing, we requested that we be allowed to reflect our compliance with the Nasdaq listing rule 5550(b)(1), with the requirement to have at least $2,500,000 in stockholders’ equity, instead of the MVLS Rule. While the appeal process is pending, the suspension of trading of our common stock will be stayed. The Company intends to evaluate available options to resolve the deficiency and regain compliance with the quoted deficiency and is exercising diligent efforts to maintain the listing of its common stock on Nasdaq. Our common stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues its final written determination, however, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2025

ALTERNUS CLEAN ENERGY, INC.

By:	/s/ Vincent Browne
Vincent Browne
Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors

2